UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to 167;240.14a-12

II-VI INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Notice of Annual Meeting of Shareholders

to be held on November 4, 2005

TO THE SHAREHOLDERS OF

II-VI INCORPORATED:

The Annual Meeting of Shareholders of II-VI Incorporated will be held at the offices of the Company, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania, 16056, on Friday, November 4, 2005, at 1:30 p.m. local time to consider and act upon the following matters:

1.	Election of three (3) directors for a term to expire in 2008;

2.	Approval of the II-VI Incorporated 2005 Omnibus Incentive Plan; and

3.	Ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2006.

The shareholders will also be asked to consider such other matters as may properly come before the meeting.

The Board of Directors has established the close of business on Wednesday, September 7, 2005, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting.

IF YOU ARE UNABLE TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR PROXY. YOU HAVE THREE VOTING OPTIONS:

•	Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

•	By telephone, through the number shown on your proxy card; or

•	By mail, by completing, signing and returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Robert D. German, Secretary

September 26, 2005

II-VI INCORPORATED

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

November 4, 2005

This proxy statement is being furnished to the shareholders of II-VI Incorporated, a Pennsylvania corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the annual meeting of shareholders (the “Annual Meeting”) scheduled to be held on Friday, November 4, 2005, at 1:30 p.m. local time at the offices of the Company, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania, 16056. A shareholder reception will start at 12:45 p.m. local time. This proxy statement was first mailed to shareholders on or about September 26, 2005. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2005 is being furnished with this proxy statement.

Only shareholders of record as of the close of business on Wednesday, September 7, 2005, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding capital stock of the Company on that date consisted of 29,241,688 shares of Common Stock, no par value (“Common Stock”), each entitled to one vote per share.

All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted as described below under the caption “Recommendation of the Board of Directors.” Unless otherwise indicated by the shareholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

Under the Company’s Articles of Incorporation, By-Laws and applicable law, the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders present at the meeting in person or by proxy are entitled to cast generally is required for shareholder approval, including approval of the II-VI Incorporated 2005 Omnibus Incentive Plan and the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2006. As such, abstentions generally have the effect of a negative vote. Any broker non-votes on a particular matter have no effect since, by definition, they are not entitled to be cast on the matter. With regard to the election of directors, votes may be cast in favor of a candidate or may be withheld. As directors are elected by a plurality, abstentions and broker non-votes have no effect on the election of directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company recommends a vote FOR each of the nominees named below for election as director, FOR the approval of the II-VI Incorporated 2005 Omnibus Incentive Plan and FOR the ratification of the Board of Directors’ selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2006.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Company’s By-Laws provide that the Board of Directors shall establish the number of directors which shall be not less than five nor more than nine members. The By-Laws also provide for a board of directors of three classes, each class consisting of as nearly an equal number as practicable, as determined by the Board. At present, the Board of Directors of the Company has determined that the number of directors shall be seven, consisting of two directors each in Classes One and Two and three directors in Class Three.

Three directors of Class Three are to be elected to hold office for a term of three years, and each until their respective successors are elected and qualified, subject to the right of the shareholders to remove any director as provided in the By-Laws. A vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until his or her successor is elected and has qualified, or until his or her death, resignation or removal. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

The holders of Common Stock have cumulative voting rights in the election of directors. In voting for directors, a shareholder has the right to multiply the total number of shares which the shareholder is entitled to vote by the number of directors to be elected in each class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in such class. The three Class Three nominees receiving the greatest number of affirmative votes each will be elected as a Class Three director whose term expires in 2008. Unless otherwise indicated by the shareholder, a vote for the nominees of the Board of Directors will give the named proxies discretionary authority to cumulate all votes to which the shareholder is entitled and to allocate them after the total vote counts are available in favor of any one or more of such nominees as the named proxies determine, with a view to maximizing the number of nominees of the Board of Directors who are elected. The effect of cumulation and voting in accordance with that discretionary authority may be to offset the effect of a shareholder having withheld authority to vote for an individual nominee or nominees because the proxies will be able to allocate votes of shareholders who have not withheld authority to vote in any manner they determine among such nominees. If a shareholder desires specifically to allocate votes among one or more nominees, the shareholder should so specify on the proxy card.

The persons named as proxies on the enclosed proxy card were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting as follows: for the election of Carl J. Johnson, who has served as a director of the Company since 1971; for the election of Thomas E. Mistler, who has served as a director of the Company since 1977; and for the election of Joseph J. Corasanti, who has served as a director of the Company since 2002.

The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees are unable or unwilling to serve as directors of the Company, the persons named as proxies intend to vote for such substitutes as may be nominated by the Board of Directors.

The following sets forth certain information concerning each nominee for election as a director of the Company and each director whose term of office will continue after the meeting.

Nominees for Class Three Directors Whose Terms Expire 2008

Carl J. Johnson, 63, a co-founder of the Company in 1971, serves as Chairman, Chief Executive Officer, and Director of the Company. He served as President of the Company from 1971 until 1985, has served as a Director since 1971 and has served as Chairman and Chief Executive Officer since 1985. From 1966 to 1971, Dr. Johnson was Director of Research & Development for Essex International, Inc., an automotive electrical and power distribution products manufacturer. From 1964 to 1966, Dr. Johnson worked at Bell Telephone

Laboratories as a member of the technical staff. Dr. Johnson completed his Ph.D. in Electrical Engineering at the University of Illinois. He holds B.S. and M.S. degrees in Electrical Engineering from Purdue University and Massachusetts Institute of Technology (MIT), respectively.

Thomas E. Mistler, 63, has served as a Director of the Company since 1977. Mr. Mistler has been an operating partner for Buckingham Capital Partners (a private investment firm) since 2003. Previously, Mr. Mistler was President, Chief Executive Officer and a Director of ESCO Holding Corp. and Engineered Arresting Systems Corporation (a developer of land-based aircraft arresting systems) from 1999 to 2003. Previously, he was Senior Vice President of Energy Systems Business for Westinghouse Electric Corporation and from 1965 to 1998, Mr. Mistler served in various engineering, marketing and general management capacities with Westinghouse Electric Corporation. He was located in Riyadh from 1981 to 1984 where he served as President of Westinghouse Saudi Arabia Limited. Mr. Mistler graduated from Kansas State University with B.S. and M.S. degrees in Engineering. Mr. Mistler is an Advisory Trustee of Brothers Brother Foundation, an international charitable organization.

Joseph J. Corasanti, 41, has served as Director of the Company since 2002. Mr. Corasanti has served as President and Chief Operating Officer of CONMED Corporation (a medical technology company) since 1999. From 1998 to 1999 he was Executive Vice President/General Manager of CONMED Corporation. He served as General Counsel and Vice President-Legal Affairs for CONMED Corporation from 1993 to 1998. From 1990 to 1993 he was an Associate Attorney with the Los Angeles office of the law firm of Morgan, Wenzel & McNicholas. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. He is a director of CONMED Corporation.

Existing Class One Directors Whose Terms Expire 2006

Duncan A.J. Morrison, 68, has served as a Director of the Company since 1982. In August 2005, Mr. Morrison retired from the position of Chairman of ARRI Canada Ltd., (a developer of cameras and lighting equipment). He had been Chairman of ARRI Canada Ltd. since 2001. Previously, he was President at ARRI Canada Ltd. from 1994 to 2001. He was a Vice President of Corporate Financial Consulting with Seapoint Financial Corporation in Toronto, Canada from 1990 to 1994. From 1987 until 1990, Mr. Morrison was the Chief Financial Officer of the CTV Television Network Ltd. in Toronto, Canada. From 1976 until 1986, Mr. Morrison was the Vice President/Controller of Copperweld Corporation in Pittsburgh, Pennsylvania. He was Vice President, Treasurer and the Comptroller of Kysor Industrial Corporation in Cadillac, Michigan from 1966 to 1976. Mr. Morrison is a director of 5NPlus, Inc., with headquarters in Canada, in which II-VI is a minority stockholder. Mr. Morrison was born in Canada and graduated from Westerveld Business College in London, Ontario, with a B.A. in Accounting.

Marc Y.E. Pelaez, 59, has served as a Director of the Company since 2002. Mr. Pelaez is a Rear Admiral, United States Navy (retired). Rear Admiral Pelaez currently is a private consultant to defense and commercial companies. He was Vice President of Engineering and later Vice President of Business and Technology Development for Newport News Shipbuilding from 1996 until 2001, when it was acquired by Northrop Grumman Corporation. From 1993 to 1996 Rear Admiral Pelaez served as Chief of Naval Research. He served as the Executive Assistant to the Assistant Secretary of the Navy from 1990 to 1993. From 1968 to 1990 he held numerous positions in the United States Navy. He is a graduate of the United States Naval Academy.

Existing for Class Two Directors Whose Terms Expire 2007

Peter W. Sognefest, 64, has served as a Director of the Company since 1979. Mr. Sognefest is President, Chief Executive Officer and Chairman of Seamoc, Inc. (South East Asia Manufacturing Operations Consultancy, a private consulting firm). From 2002 to 2003 Mr. Sognefest was Vice-Chairman of Xymox Technologies, Inc. From 1996 to 2002, he was President and Chief Executive Officer of Xymox Technologies, Inc. From 1994 until 1996, he was President and Chief Executive Officer of LH Research, Inc. From 1992 until 1994, he was President and Chief Executive Officer of IRT Corporation. Until 1992, Mr. Sognefest was Chairman of Digital

Appliance Controls, Inc. (DAC). He founded DAC in 1984 to design, manufacture and market digital appliance controls and sold DAC to Emerson Electric Company in 1991. Mr. Sognefest was previously Vice President and General Manager of the Industrial Electronics Division of Motorola, Inc. from 1982 to 1984, having joined Motorola in 1977. From 1967 to 1977, he was with Essex Group, Inc., a wholly owned subsidiary of United Technologies Corporation, where he held the position of General Manager of Semi-Conductor Operations. Mr. Sognefest holds B.S. and M.S. degrees in Electrical Engineering from the University of Illinois.

Francis J. Kramer, 56, has served as a Director of the Company since 1989. Mr. Kramer has been employed by the Company since 1983 and has been its President and Chief Operating Officer since 1985. Mr. Kramer joined the Company as Vice President and General Manager of Manufacturing and was named Executive Vice President and General Manager of Manufacturing in 1984. Prior to his employment by the Company, Mr. Kramer was the Director of Operations for the Utility Communications Systems Group of Rockwell International Corp. Mr. Kramer graduated from the University of Pittsburgh with a B.S. degree in Industrial Engineering and from Purdue University with an M.S. degree in Industrial Administration.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

The Corporate Governance Guidelines provide that in accordance with II-VI Incorporated’s long-standing policy, a substantial majority of the members of the Company’s Board of Directors must qualify as independent directors. The Company’s Board of Directors has determined that each continuing director and nominee for election as director, other than Carl J. Johnson and Francis J. Kramer, has no material relationship with the Company (other than as director) and is therefore “independent” within the meaning of the current listing standards of Nasdaq. In its annual review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting or other business relationships any director may have with the Company. The Board of Directors considers a “material relationship” to be one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders. When assessing the “materiality” of a director’s relationship with the Company, the Board of Directors considers all relevant facts and circumstances not only from the standpoint of the director in his individual capacity, but also from the standpoint of the persons to whom the director is related and organizations with which the director is affiliated.

Lead Independent Director

The position of Lead Independent Director was created to ensure that the Board of Directors serves in a capacity which is independent of management and that directors have an independent leadership contact. Thomas E. Mistler was appointed by the Board of Directors in 2003 to this position. In general, the major responsibilities of the Lead Independent Director include:

•	Chairing executive sessions conducted at each Board of Directors meeting of the non-management directors

•	Acting as a liaison between the Board of Directors and the Chairman/CEO

•	Supporting the Chairman/CEO in the setting of the agenda for Board of Director meetings, based on input from other directors

•	Chairing meetings of the Board of Directors in the absence of the Chairman/CEO

•	Carrying out other duties as requested by the Nominating and Corporate Governance Committee and the Board of Directors.

Audit Committee Financial Experts

The Board of Directors has determined that at least one member of the Audit Committee, Duncan A.J. Morrison, qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission and that he has the requisite level of financial sophistication required under the listing standards of Nasdaq.

Director Mandatory Retirement

The Board of Directors has adopted a retirement policy for directors. Under this policy, directors may not stand for re-election after age 75. There are no directors retiring under this provision at the Annual Meeting.

Standing Board Limits

Board members are limited to serving on a maximum of three public company boards excluding the Company.

Direct Stock Ownership Program

In order to further align the directors and executive officers interests with those of II-VI Incorporated’s shareholders, the Board of Directors has established a stock ownership program that requires each director and executive officer own a minimum of 200 shares of the stock of the Company. A director who did not comply with this program would not be permitted to stand for re-election. All directors and executive officers currently meet or exceed this program.

Code of Business Conduct and Ethics

The Board of Directors has approved and adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company and its subsidiaries. In addition, the Company has adopted an additional Code of Ethics for Senior Financial Officers. The documents are available on the Company’s website. The Company will promptly disclose on its website (i) any waiver of a director or executive officer’s compliance with the Code of Business Conduct and Ethics, and (ii) any amendments or waiver of the Code of Ethics for Senior Financial Officers.

Executive Sessions of Non-Management Directors

Executive sessions of non-management directors (consisting of all directors other than Dr. Johnson and Mr. Kramer) are regularly scheduled and held at each meeting. The Lead Independent Director presides over these meetings.

Self-Evaluation, Self-Assessment and Director Continuing Education

The Board of Directors has a process whereby the full board and its members are subject to periodic self-evaluation and self-assessment.

The Board of Directors works with management to schedule new-director orientation programs and director continuing education programs. The orientation programs are designed to familiarize new directors with the Company’s businesses, strategies and challenges, and to assist new directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities. Continuing education programs for board members may include a mix of in-house and third-party presentations and programs.

Communications with Directors

Shareholders wishing to communicate with the Company’s Board of Directors may do so by sending a written communication addressed to the Lead Independent Director or to any member of the Board of Directors individually in care of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Any communication addressed to any director that is received at II-VI Incorporated’s principal executive offices will be delivered or forwarded to the individual director as soon as practical. II-VI Incorporated will forward all communications received from its shareholders that are simply addressed to the Board of Directors to the chairman of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

Nomination of Director Candidates

The Company may consider Director candidates identified by several sources including existing Directors, members of the Company’s management team, shareholders and third-party search firms.

The Company’s By-Laws describe the procedures to be followed by a shareholder in recommending nominees for director. In general, such recommendations can only be made by a shareholder entitled to notice of and to vote at a meeting at which directors are to be elected, must be in writing and must be received by the Chairman of the Company no later than (i) with respect to the election of directors at an annual meeting, 90 days prior to the anniversary date of the prior year’s annual meeting, or (ii) with respect to the election of directors at a special meeting, within 10 days after notice of such meeting is given to shareholders or publicly disseminated. Furthermore, the recommendation must include certain information regarding the nominating shareholder and the nominee including their relationship and any understanding between such persons regarding such nomination, the shares owned by the nominating shareholder, the number of shares to be voted for such nominee and information concerning such nominee that would be required in a proxy statement filed with the Securities and Exchange Commission.

The Nominating and Corporate Governance Committee considers a variety of factors when determining whether to recommend a nominee for election to the Board of Directors, including those factors set forth in the Company’s Nominating and Corporate Governance Committee Charter. In general, candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•	High personal and professional ethics, integrity, practical wisdom and mature judgment;

•	Broad training and experience in policy-making decisions in business;

•	Expertise that is useful to the Company and complementary to the background and experience of other directors;

•	Willingness to devote the amount of time necessary to carry out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years in order to develop knowledge about the Company’s principal operations; and

•	Willingness to represent the best interest of all shareholders and objectively appraise management performance.

Potential candidates are screened and interviewed by the Nominating and Corporate Governance Committee of the Board of Directors. All members of the Board of Directors may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

Director Attendance at Annual Meeting of Shareholders

Directors are expected to attend the Annual Meeting of Shareholders. All of the incumbent directors attended last year’s Annual Meeting.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors held four (4) meetings during the fiscal year ended June 30, 2005. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which he is a member.

Directors who are not also employees of the Company receive an annual retainer of $15,000 and a fee of $1,250 per day for attending meetings of the Board of Directors, plus reimbursement of expenses. Some of the meetings of the Board of Directors are held over a two-day period. In addition, eligible nonemployee directors may receive a grant of options to purchase shares of Common Stock at the fair market value of such Common Stock on the date of grant.

The Board of Directors has three standing Committees: Audit; Compensation; and Nominating and Corporate Governance. The Chairman of the Audit Committee receives an additional annual retainer of $4,000. The Lead Independent Director receives an additional annual retainer of $1,500. Non-employee directors of the Board of Directors are paid $850 for attendance at Board Committee meetings if held on a day other than a day on which a Board meeting is held, plus reimbursement of expenses.

The Board of Directors has the authority to hire independent advisors to help fulfill its duties.

Audit Committee

The Board has an Audit Committee of independent, non-management directors currently consisting of Duncan A.J. Morrison (Chairman), Joseph J. Corasanti and Thomas E. Mistler. The Audit Committee’s duties, in accordance with its written Audit Committee Charter (which is available on the Company’s website: www.ii-vi.com), include monitoring performance of the Company’s business plan, reviewing the Company’s internal accounting methods and procedures and reviewing certain business strategies. The Audit Committee has the authority to hire independent advisors to help fulfill its duties. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters. The Board of Directors has determined that Duncan A.J. Morrison qualifies as an “audit committee financial expert,” as such term is defined by the Securities and Exchange Commission and has the requisite level of financial sophistication required by the listing standards of Nasdaq. Each member of the Audit Committee is also “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in fiscal 2005.

Compensation Committee

The Board has a Compensation Committee, comprised of independent, non-management directors, which is responsible for determining, in accordance with its written Charter (which is available on the Company’s website: www.ii-vi.com), the compensation of the Company’s executive officers and management. The Compensation Committee duties also include administering and interpreting the Company’s Stock Option Plan of 2001 and the Company’s Amended and Restated Employee Stock Purchase Plan. The duties relating to the Company’s Stock Option Plan of 2001 include selecting from eligible employees those persons to whom options will be granted and determining the type of option, the number of shares to be included in each option any restrictions or exercise for some or all of the shares subject to the option and the option price. The duties under the Company’s Amended and Restated Employee Stock Purchase Plan include proscribing, amending and rescinding rules and regulations relating to the Purchase Plan; suspending the operation of the Purchase Plan; and making all other determinations necessary to the administration of the Purchase Plan, including the appointment of individuals to facilitate the day-to-day operation thereof. The Compensation Committee has the authority to hire independent advisors to help fulfill its duties. The Compensation Committee is comprised of Peter W. Sognefest (Chairman), Joseph J. Corasanti, Thomas E. Mistler, Duncan A.J. Morrison and Marc Y.E. Pelaez. The Compensation Committee met four times in fiscal 2005.

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee, comprised of independent, non-management directors. The Nominating and Corporate Governance Committee, in accordance with its written Charter (which is available on the Company’s website: www.ii-vi.com), develops and implements policies and processes regarding corporate governance matters, assesses board membership needs and makes recommendations regarding potential director candidates to the Board of Directors. The Nominating and Corporate Governance Committee has the authority to hire independent advisors to help fulfill its duties. The current members of the Nominating and Corporate Governance Committee are Thomas E. Mistler (Chairman), Marc Y.E. Pelaez and Peter W. Sognefest. The Nominating and Corporate Governance Committee met once in fiscal 2005.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth all cash compensation paid by the Company, as well as other compensation paid or accrued, to each of its executive officers (the “Named Executive Officers”) for services rendered in all capacities during the fiscal years ended June 30, 2005, 2004 and 2003:

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (1)	Securities Underlying Options	All Other Compensation (2)
		($)	($)	(#)	($)
CARL J. JOHNSON— Chairman and Chief Executive Officer	2005 2004 2003	291,000 276,000 261,000	562,000 851,000 631,000	44,200 — 10,000	33,000 30,000 26,000

FRANCIS J. KRAMER— President and Chief Operating Officer	2005 2004 2003	267,000 253,000 238,000	433,000 634,000 492,000	39,000 — 10,000	31,000 28,000 24,000

HERMAN E. REEDY— Executive Vice President—Infrared Optics	2005 2004 2003	189,000 180,000 162,000	260,000 314,000 224,000	10,000 — 6,000	29,000 27,000 20,000

JAMES MARTINELLI— Vice President—Government and Military Businesses	2005 2004 2003	166,000 160,000 154,000	164,000 216,000 51,000	8,000 — 6,000	24,000 15,000 33,000

CRAIG A. CREATURO— Chief Financial Officer and Treasurer	2005 2004 2003	134,000 109,000 91,000	213,000 208,000 104,000	20,200 — 6,000	18,000 15,000 11,000

(1)	The amounts shown include management bonuses determined at the discretion of the Board of Directors based on the Company’s performance; amounts received under the Bonus Incentive Plan and under the Management-By-Objective Plan for services rendered in the fiscal year; and bonuses deferred under the Deferred Compensation Plan. Under the Bonus Incentive Plan, each participant receives a cash bonus based on a formula percentage of the Company’s operating profits determined annually by the Board of Directors. Partial bonus amounts are paid quarterly based on interim Company performance, and the remainder is paid after fiscal year end and final determination of the applicable percentage by the Board of Directors. Bonus payments are pro-rated according to each participant’s annual base compensation. Under the Company’s Management-By-Objective Plan, a formula percentage of the Company’s operating profits is determined annually by the Board of Directors and awarded to selected employees. These awards are based on graded performance of recipients measured against pre-established goals. Under the Deferred Compensation Plan, eligible participants can elect to defer a percentage of certain bonus compensation.

(2)	Amounts shown are for premiums paid for life and disability insurance for all Named Executive Officers and certain relocation expenses for Mr. Martinelli. The amounts shown also include payments made pursuant to the Company’s Profit Sharing Plan, which is qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

Option Plan

The Company’s Board of Directors and shareholders in 1982 adopted an Incentive Stock Option Plan which was amended and restated by the Board and approved by the shareholders in 1987 as the II-VI Incorporated Stock Option Plan of 1987, in 1990 as the II-VI Incorporated Stock Option Plan of 1990, in 1997 as the II-VI Incorporated Stock Option Plan of 1997 and in 2001 as the II-VI Incorporated Stock Option Plan of 2001 (the “Option Plan”). The Option Plan currently provides for the issuance of up to 7,740,000 shares of the Company’s Common Stock. As of June 30, 2005, approximately 423 officers and employees of the Company were eligible for consideration to receive options under the Option Plan.

The following table sets forth information with respect to each of the Company’s Named Executive Officers concerning the exercise of options during fiscal 2005 and exercisable and unexercised options held as of June 30, 2005:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End	Value of Unexercised In-the-Money Options at Fiscal Year End
Name			Exercisable/ Unexercisable	Exercisable/Unexercisable (1)
	(#)	($)	(#)	($)
CARL J. JOHNSON	26,814	893,067	68,000/58,200	965,920/185,200
FRANCIS J. KRAMER	—	—	68,000/53,000	965,920/185,200
HERMAN E. REEDY	—	—	11,200/18,800	123,808/117,692
JAMES MARTINELLI	—	—	54,400/17,600	763,156/122,984
CRAIG A. CREATURO	—	—	9,600/28,600	107,184/113,536

(1)	Calculated on the basis of the fair market value of the underlying securities at fiscal year end, minus the exercise price.

The following table sets forth information with respect to each of the Company’s named Executive Officers granted in the last fiscal year.

Option Grants in Last Fiscal Year

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price per Share		Expiration Date
							5%	10%
	(#)						($)	($)
CARL J. JOHNSON	14,000 30,200	2 4	% %	$ $	16.88 19.10	Aug 2014 Feb 2015	149,000 363,000	321,000 783,000

FRANCIS J. KRAMER	14,000 25,000	2 3	% %	$ $	16.88 19.10	Aug 2014 Feb 2015	149,000 300,000	321,000 648,000

HERMAN E. REEDY	10,000	1%			$16.88	Aug 2014	106,000	229,000

JAMES MARTINELLI	8,000	1%			$16.88	Aug 2014	85,000	183,000

CRAIG A. CREATURO	10,000 10,200	1 2	% %	$ $	16.88 19.10	Aug 2014 Feb 2015	106,000 122,000	229,000 264,000

Employment Agreements

Carl J. Johnson, Francis J. Kramer and Herman E. Reedy have employment agreements with the Company, terminable by either party on thirty days’ prior written notice, which contain, among other matters, provisions for payment of compensation and benefits in the discretion of the Company, and agreements regarding confidentiality, non-competition and assignment of inventions. The employment agreements also provide that in the event the employee is terminated by the Company for any reason except for fraud, theft, embezzlement or any other dishonest act, the employee will continue to receive his base salary at the time of termination for up to nine months after the date of termination.

Report of the Compensation Committee

The Compensation Committee has the responsibility of recommending to the Board of Directors appropriate salaries and bonuses for all executive officers and senior management of the Company. The Compensation Committee has the responsibility of granting stock options to eligible employees including the executive officers. The committee is comprised of all of the non-management directors of the Company.

Compensation Philosophy

•	To link the interests of executives and managers to the interests of shareholders and other potential investors.

•	To provide incentives for working toward increasing short-term and long-term shareholder value through growth-driven financial compensation.

•	To provide incentives for innovation, quality management, responsiveness to customer needs, environmental, health and safety performance and an action-oriented approach to opportunities in the marketplace.

•	To attract and retain individuals with the leadership and technical skills required to carry the Company into the future, and to grow the business.

•	To provide compensation in a manner that allows for shared risks by the executives and managers but also the potential for shared rewards.

Executive Compensation

The Company uses a three-pronged approach to its executive compensation program: 1) base salary; 2) potential for cash bonuses; and 3) equity-based compensation. The Company’s compensation plans tie a significant portion of executive compensation to performance goals. In fact, executive officers have a significant portion of their compensation package “at-risk,” which means it is not guaranteed but rather is received through cash bonuses or equity-based compensation based on the Company’s performance. In the aggregate, 61%, 69% and 62% of the executive officer’s compensation for fiscal 2005, 2004 and 2003, respectively, came from at-risk incentive directly related to Company performance. During the course of each year, the Committee meets with the Chief Executive Officer and Chief Operating Officer of the Company to review recommendations on changes, if any, in the base salary of each executive officer. Based on the Committee’s judgment and knowledge of salary practices, national surveys and an individual’s performance and contribution to the Company, the Committee modifies or approves such recommendations.

Base Salary:    The Company sets base salary levels for executive officers and senior management each year based on a number of factors, including the status of the competitive marketplace for such positions, the responsibilities of the position, the experience of the individual, the individual’s performance during the past year, and equity in relationship to other positions within the Company.

Cash Bonuses:    The Company awards cash bonuses under a Bonus Incentive Plan which is based on a formula percentage of the Company’s profits determined annually by the Board of Directors. The Company also awards cash bonuses under a Management-By-Objective Plan which is based on a formula percentage of operating profits, determined annually by the Board, based on achievement of certain strategic objectives integral to the annual operating plan. Finally, cash bonuses may be awarded at the discretion of the Compensation Committee based on achievement of pre-determined goals or other factors.

Equity-based Compensation:    The Company has a stock option plan covering employees, including executive officers, and awards under this plan are made by the Compensation Committee. Periodically, the Compensation Committee may consider granting executive officers and senior management of the Company awards under the plan. These options, which generally vest over time, are awarded to executive officers and senior management based on their continued contribution to the Company’s achievement of financial and operating objectives. These awards are designed to align the interests of the Company’s shareholders and to motivate the Company’s executive officers and senior management to remain focused on the overall long-term performance of the Company.

Chief Executive Officer and Chief Operating Officer

In setting compensation for the Chief Executive Officer and Chief Operating Officer, the Compensation Committee considers objective criteria including performance of the business, accomplishments of long-term strategic goals and the development of management. The Compensation Committee considers the Company’s revenue and earnings growth to be the most important factors in determining the Chief Executive Officer’s and Chief Operating Officer’s compensation package. Along with the financial performance factors, the Compensation Committee also considers achievement of long-term strategic goals, including enhancing the Company’s reputation among both its customer and investor bases during the year, and the market base salary of comparable positions. The base salary has normally been 75-80% of the market base salary due to the “at risk” portion of the compensation mentioned earlier.

Deductibility of Executive Compensation

The Compensation Committee believes that the compensation program for executive officers should be structured in a manner that would permit deductibility under the Internal Revenue Code. It also realizes that the evaluation of the overall performance of executive officers cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interest of the Company and its constituencies. In some situations where discretion is used, compensation may not be fully deductible. However, the Compensation Committee does not believe that such loss of deductibility would have a material impact on the financial condition of the Company.

Compensation Committee

Peter W. Sognefest, Chairman

Joseph J. Corasanti

Thomas E. Mistler

Duncan A.J. Morrison

Marc Y.E. Pelaez

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2005, included in the Company’s Annual Report on Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of Audit Committee

Each of the members of the Audit Committee is independent as defined under the Nasdaq’s listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

Review with Management

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion of Results of Operations and Financial Condition. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual report, as well as related matters such as the quality of the Company’s accounting principles, alternative methods of accounting under GAAP and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

The Audit Committee reviewed management’s report on internal control over financial reporting, required for the first time this year under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the fiscal year ended June 30, 2005, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standards No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with Deloitte & Touche LLP their independence from the Company.

Conclusion

Based on review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

Audit Committee

Duncan A.J. Morrison, Chairman

Joseph J. Corasanti

Thomas E. Mistler

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information available to the Company as of August 31, 2005, regarding the ownership of the Company’s Common Stock by (i) each of the Company’s directors and nominees; (ii) each of the Company’s Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) each person or group known by the Company to beneficially own more than five percent (5%) of the Common Stock.

	Beneficial Ownership of Common Stock (1)
	Shares	Percent
CARL J. JOHNSON (2) c/o II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056	4,469,452	15.2%
JOSEPH J. CORASANTI (3)	8,400	*
FRANCIS J. KRAMER (3)	303,172	1.0%
THOMAS E. MISTLER (3) (4)	961,994	3.3%
DUNCAN A.J. MORRISON (3) (5)	56,200	*
MARC Y.E. PELAEZ (3)	8,200	*
PETER W. SOGNEFEST (3) (6)	22,784	*
HERMAN E. REEDY (7)	93,364	*
JAMES MARTINELLI (7) (8)	124,880	*
CRAIG A. CREATURO (7)	20,070	*
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (TEN PERSONS) (2)-(9)	6,068,516	20.6%

*	Less than 1%

(1)	Unless otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares beneficially owned, subject to the information contained in the footnotes to the table.

(2)	Includes 3,610,120 shares of Common Stock over which Dr. Johnson has sole voting and investment power, 76,800 shares subject to stock options held by Dr. Johnson and exercisable within 60 days of August 31, 2005 under the Option Plan, and 294,012 shares in a charitable trust over which Dr. Johnson has shared voting and investment power. Also includes 488,520 shares held by Dr. Johnson’s wife, as to which shares he disclaims beneficial ownership.

(3)	Includes 8,000 shares subject to stock options held by Mr. Corasanti, 76,800 shares subject to stock options held by Mr. Kramer, 7,360 shares subject to stock options held by Mr. Mistler, 7,360 shares subject to stock options held by Mr. Morrison, 8,000 shares subject to stock options held by Rear Admiral Pelaez and 7,360 shares subject to stock options held by Mr. Sognefest and exercisable within 60 days of August 31, 2005.

(4)	Includes 204,748 shares held in trust and 749,886 shares held in limited partnerships in which Mr. Mistler is a general partner.

(5)	Includes 3,000 shares held by Mr. Morrison’s wife, as to which shares he disclaims beneficial ownership.

(6)	Includes 1,160 shares held by Mr. Sognefest’s son, as to which shares he disclaims beneficial ownership.

(7)	Includes 17,200 shares, 60,800 shares and 15,200 shares subject to stock options held by Messrs. Reedy, Martinelli, and Creaturo, respectively, and exercisable within 60 days of August 31, 2005.

(8)	Includes 5,600 shares over which Mr. Martinelli has shared voting and investment power.

(9)	Includes 284,880 shares subject to stock options held by executive officers and directors as a group and exercisable within 60 days of August 31, 2005.

PERFORMANCE GRAPH

The following graph compares cumulative total stockholder return on the Company’s Common Stock with the cumulative total shareholder return of the companies listed in the Nasdaq Market Index and with a peer group of companies constructed by the Company for the period from June 30, 2000, through June 30, 2005. The Peer Group includes AXT, Inc., Coherent Inc., Electro Scientific Industries, Inc., Excel Technology Inc. and Rofin-Sinar.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG THE COMPANY, THE NASDAQ MARKET INDEX AND THE PEER GROUPS

	Base Year 2000	2001	2002	2003	2004	2005
The Company	100.00	72.35	61.06	95.42	126.76	152.06
Peer Group Index	100.00	68.65	44.75	44.92	74.70	79.45
NASDAQ Index	100.00	54.21	36.96	41.11	51.76	52.31

The above graph represents and compares the value, through June 30, 2005, of a hypothetical investment of $100 made at the closing price on June 30, 2000, in each of (i) the Company’s Common Stock, (ii) the Nasdaq Market Index, (iii) the companies comprising the Peer Group and assuming, in each case, the reinvestment of dividends. The cumulative shareholder return through June 30, 2005 indicates that the Company has outperformed the Nasdaq Market Index and the Peer Group.

APPROVAL OF THE II-VI INCORPORATED 2005 OMNIBUS INCENTIVE PLAN

(PROPOSAL 2)

On August 13, 2005, the Board of Directors unanimously adopted, subject to approval of the shareholders of the Company, the Company’s 2005 Omnibus Incentive Plan. The shareholders will be asked to vote on a proposal to approve the 2005 Omnibus Incentive Plan which provides for the grant of stock options, stock appreciation rights (SARs), restricted shares, deferred shares or performance shares in the aggregate not to exceed 1,800,000 of Common Stock and performance units. If the 2005 Omnibus Incentive Plan is approved by shareholders, no further stock option grants will be made under the 2001 Stock Option Plan.

The Board of Directors has concluded that the 2005 Omnibus Incentive Plan is necessary in order to maintain the availability of incentive and rewards as a vehicle for securing the advantages of incentive and the sense of proprietorship inherent in stock ownership with respect to directors, officers, key employees, consultants and independent contractors who are responsible for the Company’s continued growth, development and future success and assisting the Company’s efforts to recruit, retain and motivate high-quality employees. Accordingly, the Board of Directors believes that adoption of the 2005 Omnibus Incentive Plan is in the best interests of the Company and its shareholders.

The affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting by shareholders present in person or by proxy at the meeting is required to approve the 2005 Omnibus Incentive Plan.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE 2005 OMNIBUS INCENTIVE PLAN.

Summary Plan Description

The following description is not a complete statement of the 2005 Omnibus Incentive Plan and is qualified in its entirety by reference to the complete text of the 2005 Omnibus Incentive Plan, a copy of which is attached hereto as Exhibit A.

Administration.    The 2005 Omnibus Incentive Plan is to be administered by the Board of Directors or, at its election, either by (i) a committee of the Board of Directors or (ii) with respect to individuals not subject to Section 16 of the Securities Exchange Act of 1934, as amended, an officer of the Company (the “Plan Administrator”). The Plan Administrator from time to time at its discretion makes determinations with respect to the persons who shall be granted awards, as well as the amount, timing and conditions of such awards.

Awards Available.    Awards under the 2005 Omnibus Incentive Plan may be in the form of stock options; stock appreciation rights, restricted stock, deferred shares, performance shares or performance units. The maximum number of shares as to which stock awards may be granted under the 2005 Omnibus Incentive Plan is 1,800,000 shares of Common Stock. This reserved share amount is subject to adjustments by the Plan Administrator as provided in the 2005 Omnibus Incentive Plan for stock splits, stock dividends, recapitalizations and other similar transactions or events. Shares of Common Stock issued under the 2005 Omnibus Incentive Plan may be shares of original issuance, shares held in treasury or shares that have been reacquired by the Company.

Eligibility.    Employees of the Company and its subsidiaries, nonemployee directors and consultants may be selected by the Plan Administrator to receive awards under the 2005 Omnibus Incentive Plan. The benefits or amounts that may be received by or allocated to participants under the 2005 Omnibus Incentive Plan will be determined at the discretion of the Plan Administrator.

Types of Awards

1.

Stock Options.    Stock options entitle the optionee to purchase shares of Common Stock at a price equal to or greater than the fair market value on the date of grant. Options may be either incentive stock options or nonqualified stock options, provided that only employees may be granted incentive stock options. No stock option may be exercised more than 10 years from the date of grant.

2.	Stock Appreciation Rights. Stock appreciation rights represent the right to receive an amount, determined by the Plan Administrator and expressed as a percentage not exceeding 100%, of the difference between the “base price” established for such rights and the fair market value of the Company’s Common Stock on the date the rights are exercised. The base price must not be less than the fair market value of the Common Stock on the date the right is granted. The Plan Administrator may grant “tandem” stock appreciation awards in connection with an option or “free-standing” stock appreciation awards unrelated to an option. No stock appreciation right may be exercised more than 10 years from the date of grant.

3.	Restricted Stock. An award of restricted stock involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common Stock in return for the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of the Plan Administrator. Restricted stock must be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Plan Administrator on the grant date and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change of control of the Company or similar event.

4.	Deferred Shares. An award of deferred shares represents the right to receive a specific number of shares at the end of a specified deferral period. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the Plan Administrator may provide for the payment of dividend equivalents on a current or deferred basis.

5.	Performance Shares and Units. A performance share is the equivalent of one share of Common Stock, and a performance unit is the equivalent of $1.00. Each grant will specify one or more performance objectives to be met within a specified period (the “performance period”). If by the end of the performance period the participant has achieved the specified performance objectives, the participant will be deemed to have fully earned the performance shares or performance units. If the participant has not achieved the level of acceptable achievement, the participant may be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Plan Administrator.

Performance Objectives.    The 2005 Omnibus Incentive Plan provides that grants of performance shares, performance units or, when determined by the Plan Administrator, options, deferred shares, restricted stock or other stock-based awards may be made based upon “performance objectives.” Performance objectives applicable to awards that are intended to be exempt from the limitations of Code Section 162(m) are limited to specified levels of or increases in the Company’s or subsidiary’s return on equity, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest and taxes, sales, sales growth, gross revenue, gross margin return on investment, increase in the fair market value of the Company’s common stock, share price (including but not limited to, growth measures and total stockholder return), operating profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to shareholders, market share, earnings measure/ratios, economic value added (EVA), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys and productivity. Performance criteria may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Except in the case of an award intended to be exempt from the limitations of Code Section 162(m), if the Plan Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Plan Administrator may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Plan Administrator deems appropriate and equitable.

Plan Termination.    The 2005 Omnibus Incentive Plan will terminate on the tenth anniversary of the date it is approved by shareholders, and no award will be granted under the plan after that date.

Tax Aspects.    The following is a general summary of the principal federal income tax consequences of certain awards and transactions under the 2005 Omnibus Incentive Plan. The following summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under the Plan are subject to Code Section 409A, the following description assumes that such awards will be designed to conform to the requirements of Code Section 409A and the regulations or other guidance promulgated thereunder.

Nonqualified Stock Options and Stock Appreciation Rights.    In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss). The Company is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. This deduction is allowed in the Company’s taxable year in which the income is included as compensation to the optionee.

Stock appreciation rights are treated very similarly to nonqualified stock options for tax purposes. The holder of a stock appreciation right will not normally realize any taxable income upon the grant of the stock appreciation right. Upon the exercise of a stock appreciation right, the person exercising the stock appreciation right will realize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise; or (ii) if shares are received upon the exercise of the stock appreciation right, the fair market value of such shares as of the exercise date. The Company will generally be entitled to a tax deduction for compensation paid in the same amount that the holder of the stock appreciation right realizes as ordinary income. This deduction is allowed in the Company’s taxable year in which the income is included as compensation to the optionee.

Incentive Stock Options.    Options issued under the 2005 Omnibus Incentive Plan and designated as incentive stock options and are intended to qualify under Code Section 422. Under the provisions of Code Section 422 and the related regulations, an optionee will not be required to recognize any income for federal income tax purposes at the time of grant of an incentive stock option, nor is the Company entitled to any deduction. The exercise of an incentive stock option is also is not a taxable event, although the difference between the option price and the fair market value of the option stock on the date of exercise is an item of tax preference for purposes of the alternative minimum tax.

The taxation of gain or loss upon the sale of stock acquired upon exercise of an incentive stock option depends, in part, on whether the stock is held for at least two years from the date the option was granted and at least one year from after the date the stock was transferred to the optionee. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of prior to satisfying the holding period requirements, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to satisfying the holding period requirements described above (a “disqualifying disposition”), the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount.

Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option.

Restricted Stock.    Upon the grant of restricted stock, the participant will not recognize taxable income and the Company will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock on that date (less the price paid, if any, for such stock). Alternatively, the participant may elect, within 30 days after the grant of restricted stock, to recognize ordinary income at the time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the stock on the date of grant. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. In either event, at the time the participant recognizes income with respect to the restricted stock, the Company is generally entitled to a deduction in an equal amount.

Deferred Shares.    A participant of a deferred share award will not be required to recognize any income for federal income tax purposes at the time of the grant of such award, nor is the Company entitled to any deduction at such time. Rather, when the deferred shares are paid, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the participant. When the participant recognizes ordinary income upon receipt of the deferred shares, the Company generally will be entitled to a tax deduction in the same amount.

Performance Shares and Units.    A participant generally will not recognize income upon the grant of performance shares or performance units. Upon payment, with respect to performance shares or performance units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received and the fair market value of any unrestricted stock received. When the participant recognizes ordinary income upon payment of the performance shares and /or units, the Company generally will be entitled to a tax deduction in the same amount.

Limitations on Company’s Deductions; Consequences of Change of Control.    With certain exceptions, Code Section 162(m) limits the Company’s deduction for compensation in excess of $1 million paid to certain covered employees (generally the Company’s chief executive officer and its four other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Code Section 162(m). If the Company’s shareholders approve the 2005 Omnibus Incentive Plan, the Company believes that stock options, stock appreciation rights and performance awards (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the 2005 Omnibus Incentive Plan will satisfy the requirements of qualified performance-based compensation and therefore the Company will be entitled to a deduction with respect to such stock options, stock appreciation rights and performance awards. However, with respect to compensation attributable to restricted stock, deferred share awards, stock awards, other stock-based awards and performance awards (not intended to be treated as qualified performance-based compensation as defined in the Code), the deduction that the Company might otherwise receive with respect to such awards to covered employees may be disallowed.

In addition, if a change of control of the Company causes awards under the 2005 Omnibus Incentive Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the Company’s deductions under Code Section 280G.

Code Section 409A.    Awards of stock options, stock appreciation rights, deferred shares, performance shares and performance units under the 2005 Omnibus Incentive Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. To date, the U.S.

Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Code Section 409A on the taxation of these types of awards. Generally, to the extent that these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest. It is the intent of the Company that awards under the 2005 Omnibus Incentive Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
As of June 30, 2005	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	2,247,838		$10.12	974,184	(2)
Equity compensation plans not approved by security holders	0		0	0

Total	2,247,838		$10.12	974,184
As of September 7, 2005	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	2,201,028	(3)	$10.24	971,184	(2)
Equity compensation plans not approved by security holders	0		0	0

Total	2,201,028		$10.24	971,184

(1)	The II-VI Incorporated 2001 Stock Option Plan.

(2)	In the event that the 2005 Omnibus Incentive Plan is approved by the shareholders at the annual meeting, no further stock option grants will be made under the II-VI Incorporated 2001 Stock Option Plan.

(3)	Weighted average remaining contractual life of outstanding options as of September 7, 2005 is 6.26 years.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

Unless otherwise directed by the shareholders, proxies will be voted for the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2006. The affirmative vote of the holders of at least a majority of the votes which all shareholders present at the Annual Meeting are entitled to cast is required to ratify such selection. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if such person so desires.

During fiscal 2005, the Company incurred the following fees and expenses for services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) during the fiscal years ended June 30, 2005 and 2004:

	2005	2004
Audit Fees:
Audit of Annual Financial Statements and Interim Reviews	$399,500	$329,000
Audit of Internal Control Over Financial Reporting (1)	383,500	—
Audit-Related Fees	4,000	3,000
Tax Fees (2)	29,000	153,000

Total Fees	$816,000	$485,000

(1)	Audit of the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Tax fees consisted of fees for tax compliance and consulting services.

The Audit Committee pre-approves the retention of the auditors, and the auditor’s fees for all audit and non-audit services provided by the auditor and determines whether the provision of non-audit services is compatible with maintaining the independence of the auditor.

OTHER INFORMATION

The Company will pay the expense in connection with the printing, assembling and mailing to the holders of capital stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Company personally or by telephone. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

OTHER MATTERS

The Company knows of no other matters to be presented for action at the meeting. However, if any other matters should properly come before the meeting it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Company’s registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company’s directors, executive officers and more than ten percent shareholders timely filed all reports due under Section 16(a) for the period from July 1, 2004 through June 30, 2005 with the exception of a report by Duncan A.J. Morrison that delinquently reported one stock transaction by two days.

Shareholder Proposals

Proposals by shareholders intended for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of the Company expected to be held in November 2006 must be delivered to Robert D. German, Secretary of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, by May 29, 2006. Rules under the Securities Exchange Act of 1934, as amended, describe the standards as to the submission of shareholder proposals. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals by shareholders that are not intended to be included in the Company’s proxy materials for the 2006 Annual Meeting, but are intended to be presented by the shareholder from the floor, unless notice of the intent to make such proposal is received by Mr. German at the address above on or before August 14, 2006.

FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2005, as filed with the Securities and Exchange Commission, is included in the Annual Report to Shareholders which is being furnished with this proxy statement. A shareholder may obtain additional copies of the Form 10-K without charge and a copy of any exhibits thereto upon payment of a reasonable charge limited to the Company’s costs of providing such exhibits by writing to Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056.

EXHIBIT A

II-VI INCORPORATED

2005 OMNIBUS INCENTIVE PLAN

Page
14. Certain Terminations of Employment, Hardship & Approved Leaves of Absence	A-13
15. Foreign Participants	A-13
16. Amendments and Other Matters	A-13
16.1 Plan Amendments	A-13
16.2 Award Deferrals	A-13
16.3 Conditional Awards	A-13
16.4 Repricing Prohibited	A-14
16.5 No Employment Right	A-14
16.6 Tax Qualification	A-14
17. Effective Date	A-14
18. Termination	A-14
19. Limitations Period	A-14
20. Governing Law	A-14

II-VI INCORPORATED

2005 OMNIBUS INCENTIVE PLAN

1.    Purpose.    The purpose of this II-VI Incorporated 2005 Omnibus Incentive Plan (the “Plan”) is to attract and retain employees, consultants and directors for II-VI Incorporated and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

2.    Definitions.    As used in this Plan and unless otherwise specified in the applicable Award Agreement, the following terms shall be defined as set forth below:

2.1    “Award” means any Option, Stock Appreciation Right, Restricted Shares, Deferred Shares, Performance Shares or Performance Units granted under the Plan.

2.2    “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

2.3    “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6    “Committee” means the Compensation Committee of the Board or its successor.

2.7    “Company” means II-VI Incorporated, a Pennsylvania corporation, or any successor corporation.

2.8    “Consultant” means any non-Employee independent contractor or other service provider engaged by the Company or a Subsidiary

2.9    “Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 8.

2.10    “Deferred Shares” means an Award pursuant to Section 8 of the right to receive Shares at the end of a specified Deferral Period.

2.11    “Employee” means any person, including an officer, employed by the Company or a Subsidiary.

2.12    “Fair Market Value” means the fair market value of the Shares as determined by the Committee from time to time. Unless otherwise determined by the Committee, the fair market value shall be the closing price for the Shares reported on a consolidated basis on the Nasdaq National Market (or, if the Shares are not trading on the Nasdaq National Market, on the principle market on which the Shares are trading) on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred. If the Shares are not reported on the basis of closing sale price, then the average of the highest bid and lowest ask prices shall be used to determine fair market value.

2.13    “Freestanding Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 that is not granted in tandem with an Option or similar right.

2.14    “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

2.15    “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.

2.16    “Nonemployee Director” means a member of the Board who is not an Employee.

2.17    “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

2.18    “Option” means any option to purchase Shares granted under Section 5.

2.19    “Optionee” means the person so designated in an agreement evidencing an outstanding Option.

2.20    “Option Price” means the purchase price payable upon the exercise of an Option.

2.21    “Participant” means an Employee, Consultant or Nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.

2.22    “Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: return on equity, diluted or adjusted earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest and taxes, sales, sales growth, gross margin return on investment, increase in the fair market value of the Shares, share price (including but not limited to, growth measures and total shareholder return), operating profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys, productivity, expense reduction levels, debt, debt reduction, the completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives. Except in the case of a Qualified Performance-Based Award, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. With respect to a Qualified Performance-Based Award and to the extent permissible under Code Section 162(m), the Committee may provide that one or more Performance Objectives will be adjusted in an objectively determinable manner to reflect events (e.g., extraordinary, unusual, infrequent or non-recurring items) occurring during the Performance Period that affect the applicable Qualified Performance-Based Award.

2.23    “Performance Period” means a period of time established under Section 9 within which the Performance Objectives relating to a Performance Share, Performance Unit, Deferred Shares or Restricted Shares are to be achieved.

2.24    “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9.

2.25    “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9.

2.26    “Predecessor Plan” means the II-VI Incorporated Stock Option Plan of 2001.

2.27    “Qualified Performance-Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant.

2.28    “Restricted Shares” mean Shares granted under Section 7 subject to a substantial risk of forfeiture.

2.29    “Shares” means shares of the Common Stock, no par value, of the Company, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 11.

2.30    “Spread” means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

2.31    “Stock Appreciation Right” means a right granted under Section 6, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

2.32    “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, including any such corporation or other entities which become a Subsidiary after adoption of the Plan; provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any subsidiary corporation within the meaning of the Code Section 424(f) or any successor provision thereof.

2.33    “Tandem Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 that is granted in tandem with an Option or any similar right granted under any other plan of the Company.

3.    Shares Available Under the Plan.

3.1    Reserved Shares.    Subject to adjustment as provided in Section 11, the maximum number of Shares that may be delivered pursuant to Awards, including Shares issued or transferred in payment of dividend equivalents paid with respect to Awards, shall not in the aggregate exceed 1,800,000 Shares plus Shares added to the Plan pursuant to Section 3.3. Such Shares may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

3.2    Maximum Calendar Year Award.    No Participant may receive Awards representing more than 100,000 Shares in any one calendar year, subject to adjustment as provided in Section 11. In addition, the maximum number of Performance Units that may be granted to a Participant in any one calendar year is 5,000,000.

3.3    Predecessor Plan Options; Forfeitures.    Upon the effectiveness of this Plan pursuant to Section 17, no additional options or other awards shall be made pursuant to the Predecessor Plan. To the extent that (i) Options are granted under the Plan, or (ii) any of the 2,201,028 options granted under the Predecessor Plan which are outstanding as of September 7, 2005, shall expire or terminate without being exercised, the Shares covered thereby shall remain available under or be added to the Plan as the case may be. To the extent that Shares underlying Awards made under the Plan shall be forfeited, such Shares shall remain available under the Plan.

4.    Plan Administration.

4.1    Board Committee Administration.    This Plan shall be administered by the Committee, provided that the full Board may at any time act as the Committee. Except to the extent prohibited by applicable law or regulation, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may revoke any such allocation at any time. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

4.2    Committee Delegation.    The Committee may, with respect to Participants whom the Committee determines are not likely to be subject to Code Section 162(m), delegate to one or more officers of the Company the authority to grant Awards to Participants who are not directors or executive officers of the Company, provided that the Committee shall have fixed the total number of shares of Stock subject to such Awards.

5.    Options.    The Committee may from time to time authorize grants to Participants of options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

5.1    Number of Shares.    Each grant shall specify the number of Shares to which it pertains.

5.2    Option Price.    Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date.

5.3    Consideration.    Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option Price provided such Shares have been purchased by such Optionee in the open market or have been held by such Optionee for at least six months, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 5.4, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

5.4    Payment of Option Price in Shares.    On or after the Grant Date of any Option other than an Incentive Stock Option, the Committee may determine that payment of the Option Price may also be made in whole or in part in the form of Restricted Shares or other Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 5.4, the Shares received by the Optionee upon the exercise of the Options shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee, provided that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Shares received by the Optionee as applied to the forfeitable or restricted Shares surrendered by the Optionee.

5.5    Cashless Exercise.    To the extent permitted by applicable law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

5.6    Performance-Based Options.    Any grant of an Option may specify Performance Objectives that must be achieved as a condition to exercise of the Option. Each grant of an Option may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no portion of the Option will be exercisable and may set forth a formula for determining the portion of the Option to be exercisable if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

5.7    Vesting.    Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

5.8    ISO Dollar Limitation.    Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000 or such other amount limitation as may be provided in the Code, such Options shall be treated as Nonqualified Stock Options. The terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, and any regulations promulgated thereunder.

5.9    Exercise Period.    No Option granted under this Plan may be exercised more than ten years from the Grant Date. Unless otherwise provided for in any Award Agreement:

(a)    In the event of the death of an Optionee (i) while an employee of the Company or (ii) within twelve (12) months after termination of employment with the Company because of total and permanent disability, as defined in Code Section 105(d)(4), or (iii) within three (3) years after termination of employment with the Company because of early, normal or late retirement, as those terms are defined in the Company’s profit sharing plan, such Optionee’s Options which are vested and exercisable at the time of such Optionee’s death may be exercised at any time, or from time to time, within one (1) year or the date such Optionee’s death but in no event later than the expiration date of such Option(s).

(b)    If an Optionee’s employment with the Company shall terminate because of total and permanent disability, as defined in Code Section 105(d)(4), such Optionee’s Options which are vested and exercisable at the time of such termination may be exercised at any time, or from time to time, within twelve (12) months of the date of termination of employment, but in no event later than the expiration date of such Option(s).

(c)    If an Optionee’s employment with the Company shall terminate because of his early, normal or late retirement as those terms are defined in the Company’s profit sharing plan, such Optionee’s Options which are vested and exercisable at the time of such termination may be exercised at any time, or from time to time, within three (3) years of the date of termination of employment, but in no event later than the expiration date of such Option(s).

(d)    If an Optionee’s employment shall terminate for any reason other than death, total and permanent disability or retirement as aforesaid, all of such Optionee’s rights to exercise Options shall terminate at the date of such termination of employment.

5.10    Award Agreement.    Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

6.     Stock Appreciation Rights.     The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

6.1    Payment in Cash or Shares.    Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may

(i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

6.2    Maximum SAR Payment.    Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

6.3    Exercise Period.    Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

6.4    Change in Control.    Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a change in control of the Company or other similar transaction or event.

6.5    Dividend Equivalents.    On or after the Grant Date of any Stock Appreciation Rights, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Shares on a current, deferred or contingent basis.

6.6    Performance-Based Stock Appreciation Rights.    Any grant of a Stock Appreciation Right may specify Performance Objectives that must be achieved as a condition to exercise of the Stock Appreciation Right. Each grant of a Stock Appreciation Right may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no portion of the Stock Appreciation Right will be exercisable and may set forth a formula for determining the portion of the Stock Appreciation Right to be exercisable if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

6.7    Award Agreement.    Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

6.8    Tandem Stock Appreciation Rights.    Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of the all or a portion of the related Option (or such other right) for cancellation in an amount equal to the portion of the Tandem Stock Appreciation Right so exercised.

6.9    Exercise Period.    No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

6.10    Freestanding Stock Appreciation Rights.    Regarding Freestanding Stock Appreciation Rights only:

(i)    Each grant shall specify in respect of each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date;

(ii)    Successive grants may be made to the same Participant regardless of whether any Freestanding Stock Appreciation Rights previously granted to such Participant remain unexercised; and

(iii)    Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

7.    Restricted Shares.    The Committee may also authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

7.1    Transfer of Shares.    Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

7.2    Consideration.    Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

7.3    Substantial Risk of Forfeiture.    Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event.

7.4    Dividends, Voting and Other Ownership Rights.    Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue.

7.5    Restrictions on Transfer.    Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

7.6    Performance-Based Restricted Shares.    Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.

7.7    Dividends.    Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

7.8    Award Agreements.    Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8.    Deferred Shares.    The Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

8.1    Deferred Compensation.    Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

8.2    Consideration.    Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

8.3    Deferral Period.    Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

8.4    Dividend Equivalents and Other Ownership Rights.    During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such shares in cash or additional Shares on a current, deferred or contingent basis.

8.5    Performance Objectives.    Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.

8.6    Award Agreement.    Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

9.    Performance Shares and Performance Units.    The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

9.1    Number of Performance Shares or Units.    Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

9.2    Performance Period.    The Performance Period with respect to each Performance Share or Performance Unit shall commence on the Grant Date and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

9.3    Performance Objectives.    Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

9.4    Threshold Performance Objectives.    Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

9.5    Payment of Performance Shares and Units.    Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

9.6    Maximum Payment.    Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

9.7    Dividend Equivalents.    Any grant of Performance Shares may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

9.8    Adjustment of Performance Objectives.    If provided in the terms of the grant, and to the extent permissible under Code Section 162(m), the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

9.9    Award Agreement.    Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

10.    Transferability.

10.1    Transfer Restrictions.    Except as provided in Section 10.2, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

10.2    Limited Transfer Rights.    The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 10.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 10.2.

10.3    Restrictions on Transfer.    Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7, shall be subject to further restrictions upon transfer.

11.    Adjustments.    The Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Awards, including Options, Stock Appreciation Rights, Deferred Shares, Restricted Shares and Performance Shares, granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of shares covered thereby (including shares of another issuer), as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may cancel all Awards in exchange for such alternative consideration. If, in connection with any such transaction or event in which the Company does not survive, the amount payable pursuant to any Award, based on consideration per Share to be paid in connection with such transaction or event and the Base Price, Option Price, Spread or otherwise of the Award, is not a positive amount, the Committee may provide for cancellation of such Award without any payment to the holder thereof. The Committee may also make such adjustments to this Plan and/or outstanding Awards in order to conform the provisions of the Plan or such Awards with Code Section 409A regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan or an Award Agreement. The Committee may also make or provide for such adjustments in each of the limitations specified in Section 3 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11.

12.    Fractional Shares.    The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

13.    Withholding Taxes.    To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

14.    Certain Terminations of Employment, Hardship and Approved Leaves of Absence.    Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 10.3, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

15.    Foreign Participants.    In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16.    Amendments and Other Matters.

16.1    Plan Amendments.    This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3, other than to reflect an adjustment made in accordance with Section 11, without the further approval of the shareholders of the Company. The Board may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.

16.2    Award Deferrals.    The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. In the case of an award of Restricted Shares, the deferral may be effected by the Participant’s agreement to forego or exchange his of her award of Restricted Shares and receive an award of Deferred Shares. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.

16.3    Conditional Awards.    The Committee may condition the grant of any award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Subsidiary to the Participant.

16.4    Repricing Prohibited.    The Committee shall not reprice any outstanding Option, directly or indirectly, without the approval of the shareholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 11.

16.5    No Employment Right.    This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

16.6    Tax Qualifications.    To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan. Notwithstanding any provision of this Plan to the contrary, if any benefit or Award provided under this Plan is subject to the provisions of Code Section 409A and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Notwithstanding any provision of this Plan to the contrary, if any benefit or Award under this Plan is intended to qualify as performance-based compensation under Code Section 162(m) and the regulations issued thereunder and a provision of this Plan would prevent such benefit or Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

17.    Effective Date.    This Plan shall become effective upon its approval by the shareholders of the Company.

18.    Termination.    No Award shall be granted from and after the tenth anniversary of the date upon which this Plan is approved by the shareholders of the Company. This Plan shall remain in effect with respect to Awards outstanding at that time.

19.    Limitations Period.    Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

20.    Governing Law.    The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws.

ANNUAL MEETING OF SHAREHOLDERS OF

II-VI INCORPORATED

November 4, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF THREE DIRECTORS FOR A TERM TO EXPIRE IN 2008:					FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES	NOMINEES: O Carl J. Johnson O Thomas E. Mistler O Joseph J. Corasanti		2. Approval of the II-VI Incorporated 2005 Omnibus Incentive Plan.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. Ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2006.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator,

             attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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II-VI INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Francis J. Kramer and Peter W. Sognefest or either of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all of the shares of Common Stock held of record at the close of business on September 7, 2005 by the undersigned at the annual meeting of shareholders of II-VI Incorporated to be held at the offices of the Company, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania, 16056, on November 4, 2005, and at any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

II-VI INCORPORATED

November 4, 2005

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER ACCOUNT NUMBER
– OR –
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
– OR –
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF THREE DIRECTORS FOR A TERM TO EXPIRE IN 2008:					FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES	NOMINEES: O Carl J. Johnson O Thomas E. Mistler O Joseph J. Corasanti		2. Approval of the II-VI Incorporated 2005 Omnibus Incentive Plan.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. Ratification of the Audit Committee’s selection of Deloitte &Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2006.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator,

             attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■